840 Putnam Global Utilities Fund, as of August 31, 2014 annual shareholder report

77c

Shareholder meeting results (Unaudited)

February 27, 2014 special meeting

At the meeting, each of the nominees for Trustees was elected, as follows:

      Votes for 		Votes withheld
Liaquat Ahamed 			12,637,890 	579,155
Ravi Akhoury 			12,659,729 	557,316
Barbara M. Baumann 		12,743,329 	473,716
Jameson A. Baxter 		12,734,147 	482,897
Charles B. Curtis 		12,730,121 	486,923
Robert J. Darretta 		12,728,545 	488,500
Katinka Domotorffy 		12,683,207 	533,837
John A. Hill 			12,729,124 	487,920
Paul L. Joskow 			12,733,457 	483,587
Kenneth R. Leibler 		12,733,033 	484,012
Robert E. Patterson 		12,730,409 	486,635
George Putnam, III 		12,691,984 	525,060
Robert L. Reynolds 		12,728,766 	488,279
W. Thomas Stephens 		12,702,858 	514,186

A proposal to approve a new management contract between the fund and Putnam Management was approved as follows:

Votes		Votes		abstentions	Broker
for		against				non-votes
10,331,488 	394,919 	830,812 	1,659,825

A proposal to adopt an Amended and Restated Declaration of Trust was approved as follows:

Votes		Votes		abstentions	Broker
for		against				non-votes
10,211,195 	402,150 	943,875 	1,659,824

All tabulations are rounded to the nearest whole number